Exhibit 99.1

Boeing and Embraer to Establish Strategic Aerospace Partnership to Accelerate Global Aerospace Growth

CHICAGO & SÃO PAULO, July 5, 2018 - Boeing (NYSE: BA) and Embraer (B3: EMBR3, NYSE: ERJ) announced they have signed a Memorandum of Understanding to establish a strategic partnership that positions both companies to accelerate growth in global aerospace markets.

The non-binding agreement proposes the formation of a joint venture comprising the commercial aircraft and services business of Embraer that would strategically align with Boeing’s commercial development, production, marketing and lifecycle services operations. Under the terms of the agreement, Boeing will hold an 80 percent ownership stake in the joint venture and Embraer will own the remaining 20 percent stake.

“By forging this strategic partnership, we will be ideally positioned to generate significant value for both companies’ customers, employees and shareholders - and for Brazil and the United States,” said Dennis Muilenburg, Boeing’s Chairman, President and Chief Executive Officer. “This important partnership clearly aligns with Boeing’s long-term strategy of investing in organic growth and returning value to shareholders, complemented by strategic arrangements that enhance and accelerate our growth plans,” Muilenburg said.

“The agreement with Boeing will create the most important strategic partnership in the aerospace industry, strengthening both companies’ leadership in the global market,” said Paulo Cesar de Souza e Silva, Embraer Chief Executive Officer and President. “The business combination with Boeing is expected to create a virtuous cycle for the Brazilian aerospace industry, increasing its sales potential, production, creating jobs and income, investments and exports, and in doing so, adding more value to customers, shareholders and employees.”

The transaction values 100 percent of Embraer’s commercial aircraft operations at $4.75 billion, and contemplates a value of $3.8 billion for Boeing’s 80 percent ownership stake in the joint venture. The proposed partnership is expected to be accretive to Boeing’s earnings per share beginning in 2020 and to generate estimated annual pre-tax cost synergies of approximately $150 million by year three.

The strategic partnership will bring together more than 150 years of combined leadership in aerospace and leverage the two companies’ highly complementary commercial product lines. The partnership is a natural evolution of a long-standing history of collaboration between Boeing and Embraer over more than 20 years.

On finalization, the commercial aviation joint venture will be led by Brazil-based management, including a President and Chief Executive Officer. Boeing will have operational and management control of the new company, which will report directly to Muilenburg.

The joint venture will become one of Boeing’s centers of excellence for end-to-end design, manufacturing, and support of commercial passenger aircraft, and will be fully integrated into Boeing’s broader production and supply chain.

Boeing and the joint venture would be positioned to offer a comprehensive, highly complementary commercial airplane portfolio that ranges from 70 seats to more than 450 seats and freighters, offering best-in-class products and services to better serve the global customer base.

In addition, both companies will create another joint venture to promote and develop new markets and applications for defense products and services, especially the KC-390 multi-mission aircraft, based on jointly-identified opportunities.

"Joint investments in the global marketing of the KC-390, as well as a series of specific agreements in the fields of engineering, research and development and the supply chain, will enhance mutual benefits and further enhance the competitiveness of Boeing and Embraer," said Nelson Salgado, Embraer's Executive Vice President, Financial and Investor Relations.

Finalization of the financial and operational details of the strategic partnership and negotiation of definitive transaction agreements are expected to continue in the coming months. Upon execution of these agreements, the transaction would then be subject to shareholder and regulatory approvals, including approval from the Government of Brazil, as well as other customary closing conditions. Assuming the approvals are received in a timely manner, the transaction is expected to close by the end of 2019, 12-18 months after execution of the definitive agreements.

“This strategic partnership is a natural evolution of the long-standing history of collaboration between Boeing and Embraer on a range of aerospace initiatives over almost three decades,” said Greg Smith, Boeing Chief Financial Officer and Executive Vice President of Enterprise Strategy & Performance. “It is aligned with Boeing’s enterprise strategy of pursuing strategic investment opportunities where they demonstrate real value and accelerate our organic growth plans. This partnership will strengthen the vertical capabilities of Boeing and enhance value for our customers through the full lifecycle of industry-leading products and services.”

Boeing and Embraer will benefit from a broader scale, resources and footprint, including global supply chain, sales and marketing, and services network, which will enable them to capture benefits from best-in-class efficiencies across the organizations. Additionally, the strategic partnership will provide opportunities to share best practices in manufacturing and across development programs.

The transaction will have no impact on Boeing and Embraer financial guidance for 2018 or Boeing’s cash deployment strategy and commitment to returning approximately 100 percent of free cash flow to shareholders.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding benefits and synergies of the joint venture and future business prospects, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and neither party undertakes an obligation to update or revise any forward-looking statement, except as required by law. Specific factors that could cause actual results to differ materially from these forward-looking statements include the effect of global economic conditions, the ability of the parties to reach final agreement on a transaction, consummate such a transaction and realize anticipated synergies, and other important factors disclosed previously and from time to time in the filings of The Boeing Company and/or Embraer with the Securities and Exchange Commission.

Media Contacts:

Chaz Bickers
Boeing Communications
charles.n.bickers@boeing.com
312-544-2002

Valtecio Alencar
Global Corporate Communications
Embraer
Valtecio.alencar@embraer.com.br
11-3040-6891